Exhibit 99.1

News Release	General Growth Properties, Inc.
FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
CONTACT:
Tim Goebel
General Growth Properties, Inc.
TEL (312) 960-5199
General Growth Announces Employment Agreements with Interim CEO and President
Chicago, Illinois, November 3, 2008 – General Growth Properties, Inc. (NYSE:GGP) announced today that it had entered into one year employment agreements with each of Adam Metz, interim Chief Executive Officer, and Thomas H. Nolan, Jr., interim President. The Company has granted each of Messrs. Metz and Nolan an employment inducement award of options to acquire 1,000,000 and 800,000 shares, respectively, of the Company’s common stock. These Option Grants were awarded in accordance with the New York Stock Exchange employment inducement grant exemption and were therefore not awarded under any of the Company’s stockholder approved equity plans. These stock options have an exercise price equal to the closing price of the Company’s common stock on November 3, 2008 and vest in their entirety on October 25, 2009, or earlier, in certain circumstances.
General Growth is a U.S. based, publicly traded Real Estate Investment Trust. The Company currently has an ownership interest in or management responsibility for a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol “GGP”. For more information, please visit the Company Web site at www.ggp.com.
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, retail and credit market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage liquidity and refinancing demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K (as amended by Amendment No.1 to such report filed on Form 10-K/A), which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
###